PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces First Quarter 2023 Results
RANCHO CORDOVA, Calif. April 24, 2023 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (the “Company” or “Five Star”), the holding company for Five Star Bank (the “Bank”), today reported net income of $13.2 million for the three months ended March 31, 2023, as compared to $13.3 million for the three months ended December 31, 2022 and $9.9 million for the three months ended March 31, 2022.
Financial Highlights
Performance highlights and other developments for the Company for the periods noted below included the following:
•Pre-tax income, pre-tax, pre-provision income, net income, and earnings per share were as follows for the periods indicated:

	Three months ended
(dollars in thousands, except share and per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Return on average assets (“ROAA”)	1.65%	1.70%	1.53%
Return on average equity (“ROAE”)	20.94%	21.50%	17.07%
Pre-tax income	$18,501	$18,769	$13,522
Pre-tax, pre-provision income(1)	$19,401	$20,019	$14,472
Net income	$13,161	$13,282	$9,862
Basic earnings per common share	$0.77	$0.77	$0.58
Diluted earnings per common share	$0.77	$0.77	$0.58
Weighted average basic common shares outstanding	17,150,174	17,143,920	17,102,508
Weighted average diluted common shares outstanding	17,194,884	17,179,863	17,164,519
Shares outstanding at end of period	17,258,904	17,241,926	17,246,199
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented on the financial results:
“Disruption in the market historically leads to opportunities at Five Star Bank and recent events in the banking industry are no exception. In the first quarter of 2023, we experienced record deposit growth with the onboarding of new customers and the opening of new accounts. We attribute this growth to seizing opportunities, the strength of our brand, and our differentiated customer experience, which have earned us the trust of our customers, community, and employees. We will continue to expand our verticals to meet this demand in the markets we serve and will focus on disciplined business practices to endure any market condition.
This quarter, we declared an increased dividend of $0.20 per share, which exemplifies our focus on shareholder value. We are also pleased to have earned the #1 ranking on the S&P Global Market Intelligence annual rankings of 2022’s best-performing community banks in the nation with assets between $3 billion and $10 billion.”

•Total deposits increased by 4.97%, or $138.4 million, in the three months ended March 31, 2023. Total deposits increased by $21.9 million during the month of March 2023.
•Cash and cash equivalents as of March 31, 2023 were $347.9 million, representing 11.91% of total deposits at March 31, 2023, compared to 9.35% as of December 31, 2022.
•Adoption of Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and all subsequent amendments that modified ASU 2016-13 (collectively, “ASC 326”) on January 1, 2023. ASC 326 replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model. The impact of the adoption included an increase to the allowance for credit losses of approximately $5.3 million, as well as an increase to the reserve for unfunded commitments of approximately $1.1 million. The impact of the adoption also included a decrease in retained earnings, net of tax effect, of approximately $4.5 million. For purposes of regulatory capital calculations, an election was made to phase-in the day one impact of adopting ASC 326 on retained earnings over three years. For the three months ended March 31, 2023, the provision for credit losses was $0.9 million.
•Net interest margin of 3.75% for the three months ended March 31, 2023 was consistent with expectations, as the effective federal funds rate increased to 4.83% as of March 31, 2023.
•Other comprehensive income improved by $1.5 million during the three months ended March 31, 2023 as unrealized losses, net of tax effect, declined on available-for-sale debt securities from $13.4 million to $11.9 million as of December 31, 2022 and March 31, 2023, respectively. Total held-to-maturity and available-for-sale securities as of March 31, 2023 represented 0.11% and 3.46% of total interest-earning assets, respectively.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of approximately 36.43% for the three months ended March 31, 2023.
•Common equity Tier 1 capital ratio was 9.02% and 8.99% as of March 31, 2023 and December 31, 2022, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth in the three months ended March 31, 2023 was as follows:

(dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change
Loans held for investment	$2,869,848	$2,791,326	$78,522	2.81%
Non-interest-bearing deposits	836,673	971,246	(134,573)	(13.86)%
Interest-bearing deposits	2,083,733	1,810,758	272,975	15.08%

(dollars in thousands)	March 31, 2023	March 31, 2022	$ Change	% Change
Loans held for investment	$2,869,848	$2,080,158	$789,690	37.96%
Non-interest-bearing deposits	836,673	941,285	(104,612)	(11.11)%
Interest-bearing deposits	2,083,733	1,561,807	521,926	33.42%
•At March 31, 2023, the Company reported total loans held for investment, total assets, and total deposits of $2.9 billion, $3.4 billion, and $2.9 billion, respectively, as compared to $2.8 billion, $3.2 billion, and $2.8 billion, respectively, at December 31, 2022.
•The ratio of nonperforming loans to loans held for investment, or total loans at period end, remained consistent at 0.01% at December 31, 2022 compared to 0.01% at March 31, 2023.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.15 per share during the three months ended March 31, 2023. The Company's Board of Directors declared a cash dividend of $0.20 per share on April 20, 2023, representing an increase of 33.33% over the most recent cash dividend declared.
•For the three months ended March 31, 2023, net interest margin was 3.75%, as compared to 3.83% for the three months ended December 31, 2022 and 3.60% for the three months ended March 31, 2022.

Summary Results
Three months ended March 31, 2023, as compared to three months ended December 31, 2022
The Company’s net income for the three months ended March 31, 2023 compared to the three months ended December 31, 2022 remained relatively consistent, due to a decrease in non-interest income attributable to lower loan production and a corresponding increase in non-interest expense, partially offset by a lower provision for credit loss due to lower loan growth. Non-interest expense grew due to an increase in salaries and benefits, partially offset by a decrease in other operating expenses.
Three months ended March 31, 2023, as compared to three months ended March 31, 2022
The increase in the Company’s net income for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 was primarily due to an increase in net interest income of $7.3 million, driven by loan growth and increased yields. The overall increase in net interest income was partially offset by a decrease in non-interest income and higher non-interest expenses due to growth at the Bank.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(dollars in thousands, except per share data)	March 31, 2023	December 31, 2022	$ Change	% Change
Selected operating data:
Net interest income	$29,148	$29,135	$13	0.04%
Provision for credit losses	900	1,250	(350)	(28.00)%
Non-interest income	1,371	1,601	(230)	(14.37)%
Non-interest expense	11,118	10,717	401	3.74%
Pre-tax income	18,501	18,769	(268)	(1.43)%
Provision for income taxes	5,340	5,487	(147)	(2.68)%
Net income	$13,161	$13,282	$(121)	(0.91)%
Earnings per common share:
Basic	$0.77	$0.77	$—	—%
Diluted	$0.77	$0.77	$—	—%
Performance and other financial ratios:
ROAA	1.65%	1.70%
ROAE	20.94%	21.50%
Net interest margin	3.75%	3.83%
Cost of funds	1.53%	1.16%
Efficiency ratio	36.43%	34.87%

	Three months ended
(dollars in thousands, except per share data)	March 31, 2023	March 31, 2022	$ Change	% Change
Selected operating data:
Net interest income	$29,148	$21,883	$7,265	33.20%
Provision for credit losses	900	950	(50)	(5.26)%
Non-interest income	1,371	2,164	(793)	(36.65)%
Non-interest expense	11,118	9,575	1,543	16.11%
Pre-tax income	18,501	13,522	4,979	36.82%
Provision for income taxes	5,340	3,660	1,680	45.90%
Net income	$13,161	$9,862	$3,299	33.45%
Earnings per common share:
Basic	$0.77	$0.58	$0.19	32.76%
Diluted	$0.77	$0.58	$0.19	32.76%
Performance and other financial ratios:
ROAA	1.65%	1.53%
ROAE	20.94%	17.07%
Net interest margin	3.75%	3.60%
Cost of funds	1.53%	0.17%
Efficiency ratio	36.43%	39.82%
Balance Sheet Summary

(dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change
Selected financial condition data:
Total assets	$3,397,308	$3,227,159	$170,149	5.27%
Cash and cash equivalents	347,939	259,991	87,948	33.83%
Total loans held for investment	2,869,848	2,791,326	78,522	2.81%
Total investments	118,654	119,744	(1,090)	(0.91)%
Total liabilities	3,136,652	2,974,334	162,318	5.46%
Total deposits	2,920,406	2,782,004	138,402	4.97%
Subordinated notes, net	73,640	73,606	34	0.05%
Total shareholders’ equity	260,656	252,825	7,831	3.10%
•Insured and collateralized deposits were approximately $1.9 billion, representing approximately 64.53% of total deposits as of March 31, 2023.
•Commercial and consumer deposit accounts constituted approximately 75% of total deposits. Deposit relationships of at least $5 million represented approximately 64% of total deposits and had an average age of approximately 9.8 years as of March 31, 2023.
•Cash and cash equivalents as of March 31, 2023 were $347.9 million, representing 11.91% of total deposits at March 31, 2023, compared to 9.35% as of December 31, 2022.
•The Federal Reserve created the Bank Term Funding Program in response to recent events, which allows any federally insured deposit institution to pledge its investment portfolio at par as collateral value. At March 31, 2023, there had been no need for the Bank’s use of the facility.

•Total liquidity (consisting of cash and cash equivalents and unused and available borrowing capacity as set forth below) was approximately $892.7 million as of March 31, 2023.

	March 31, 2023		Available
(dollars in thousands)	Line of Credit	Borrowings
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$398,145	$120,000	$278,145
Federal Reserve discount window	76,665	—	76,665
Correspondent bank lines of credit	190,000	—	190,000
Cash and cash equivalents	—	—	347,939
Total	$664,810	$120,000	$892,749
The increase in total assets from December 31, 2022 to March 31, 2023 was primarily due to an $87.9 million increase in cash and cash equivalents and a $78.5 million increase in total loans held for investment. The increase in cash and cash equivalents primarily resulted from net cash provided from financing activities of $155.8 million, partially offset by net cash used in investing activities of $68.6 million. The $78.5 million increase in total loans held for investment between December 31, 2022 and March 31, 2023 was a result of $135.0 million in loan originations, partially offset by $56.5 million in loan payoffs and paydowns.
The increase in total liabilities from December 31, 2022 to March 31, 2023 was primarily attributable to an increase in FHLB advances of $20.0 million and an increase in deposits of $138.4 million, largely due to increases in money market, interest checking, and time deposits over $250 thousand of $220.8 million, $33.6 million, and $30.9 million, respectively, partially offset by decreases in non-interest-bearing and savings of $134.6 million and $11.5 million, respectively.
Total shareholders’ equity increased by $7.8 million from $252.8 million at December 31, 2022 to $260.7 million at March 31, 2023. The increase in total shareholders’ equity was primarily a result of net income recognized of $13.2 million and $1.5 million in other comprehensive income, partially offset by $2.6 million in cash distributions paid during the period and a reduction to retained earnings of $4.5 million, net of tax effect, due to the adoption of ASC 326.
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change
Interest and fee income	$40,311	$37,402	$2,909	7.78%
Interest expense	11,163	8,267	2,896	35.03%
Net interest income	$29,148	$29,135	$13	0.04%
Net interest margin	3.75%	3.83%

	Three months ended
(dollars in thousands)	March 31, 2023	March 31, 2022	$ Change	% Change
Interest and fee income	$40,311	$22,871	$17,440	76.25%
Interest expense	11,163	988	10,175	1,029.86%
Net interest income	$29,148	$21,883	$7,265	33.20%
Net interest margin	3.75%	3.60%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	March 31, 2023			December 31, 2022			March 31, 2022
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$200,541	$2,167	4.38%	$200,395	$1,841	3.64%	$339,737	$192	0.23%
Investment securities	119,489	650	2.21%	117,364	643	2.17%	148,736	567	1.54%
Loans held for investment and sale	2,836,070	37,494	5.36%	2,703,865	34,918	5.12%	1,977,509	22,112	4.53%
Total interest-earning assets	3,156,100	40,311	5.18%	3,021,624	37,402	4.91%	2,465,982	22,871	3.76%
Interest receivable and other assets, net	69,253			73,664			150,116
Total assets	$3,225,353			$3,095,288			$2,616,098

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$379,593	$433	0.46%	$223,473	$174	0.31%	$276,690	$70	0.10%
Savings accounts	155,233	545	1.42%	136,753	247	0.72%	90,815	25	0.11%
Money market accounts	1,087,122	5,436	2.03%	1,060,597	3,652	1.37%	920,767	367	0.16%
Time accounts	300,952	2,964	3.99%	299,771	2,467	3.26%	128,183	83	0.26%
Subordinated debt and other borrowings	125,691	1,785	5.76%	114,858	1,727	5.96%	28,393	443	6.33%
Total interest-bearing liabilities	2,048,591	11,163	2.21%	1,835,452	8,267	1.79%	1,444,848	988	0.28%
Demand accounts	901,491			997,815			922,128
Interest payable and other liabilities	20,344			17,002			14,800
Shareholders’ equity	254,927			245,019			234,322
Total liabilities & shareholders’ equity	$3,225,353			$3,095,288			$2,616,098

Net interest spread			2.97%			3.12%			3.48%
Net interest income/margin		$29,148	3.75%		$29,135	3.83%		$21,883	3.60%

Factors affecting interest income and yields
Interest income increased during the three months ended March 31, 2023, as compared to the three months ended December 31, 2022, due to the following:
•Rates. The average yields on interest-earning assets were 5.18% and 4.91% for the three months ended March 31, 2023 and December 31, 2022, respectively. The increase in yields period-over-period was primarily due to increased rates earned on loans held for investment and sale originated in the current environment of rising rates, and increases in yields earned on interest-earning deposits with banks.
•Volume. Average interest-earning assets increased by approximately $134.5 million period-over-period, primarily driven by new loan originations which drove increases in the average daily balances of loans for the three months ended March 31, 2023.
Interest income increased during the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, due to the following:
•Rates. The average yields on interest-earning assets were 5.18% and 3.76% for the three months ended March 31, 2023 and March 31, 2022, respectively. The increase in yields period-over-period was primarily due to increased rates earned on loans held for investment and sale originated in the current environment of rising rates, and increases in yields earned on interest-earning deposits with banks.
•Volume. Average interest-earning assets increased by approximately $690.1 million period-over-period, driven by new loan originations which drove increases in the average daily balances of loans for the three months ended March 31, 2023.
Factors affecting interest expense and rates
Interest expense increased during the three months ended March 31, 2023, as compared to the three months ended December 31, 2022, due to the following:
•Rates. The average costs of interest-bearing liabilities were 2.21% and 1.79% for the three months ended March 31, 2023 and December 31, 2022, respectively. The increase in cost period-over-period was due to increases in the rates paid on interest-bearing deposit accounts, with the most significant rate increases in time and savings accounts. The average cost of subordinated debt and other borrowings decreased from 5.96% to 5.76% for the three months ended December 31, 2022 and March 31, 2023, respectively, due to a lower rate on subordinated debt outstanding in the three months ended March 31, 2023 as subordinated debt expense in the three months ended December 31, 2022 consisted of debt redeemed in December 2022 at higher rates, partially offset by an increase in rates on FHLB advances during the same time period. Additionally, the cost of funds increased from 1.16% for the quarter ended December 31, 2022, to 1.53% for the quarter ended March 31, 2023.
•Volume. Average interest-bearing liabilities increased by $213.1 million period-over-period, primarily driven by increases in average balances for interest-bearing deposit accounts, with the most substantial average balance increase in interest-bearing transaction accounts. Average subordinated debt and other borrowings increased by $10.8 million period-over-period, due to an increase in the average balance of FHLB advances that was partly offset by a decrease in the average balance of subordinated debt.
Interest expense increased during the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, due to the following:
•Rates. The average costs of interest-bearing liabilities were 2.21% and 0.28% for the three months ended March 31, 2023 and March 31, 2022, respectively. The increase in cost period-over-period was due to increases in the rates paid on interest-bearing deposit accounts, with the most significant increases in time and money market accounts. The average cost of subordinated debt and other borrowings decreased from 6.33% to 5.76% for the three months ended March 31, 2022 and March 31, 2023, respectively, due to a reduction of interest expenses as a percentage of the average balance during the three months ended March 31, 2023. Additionally, the cost of funds increased from 0.17% for the quarter ended March 31, 2022 to 1.53% for the quarter ended March 31, 2023.
•Volume. Average interest-bearing liabilities increased by $603.7 million period-over-period, primarily driven by increases in average balances for interest-bearing deposit accounts, with the most substantial average balance increases in time accounts. Average subordinated debt and other borrowings increased by $97.3 million period-over-period, consisting of FHLB advances which did not occur during the three months ended March 31, 2022, combined with an increase in the average balance of subordinated debt.

Asset Quality
Allowance for Credit Losses
Beginning January 1, 2023, the Company adopted ASC 326, which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the Current Expected Credit Loss (“CECL”) model. Utilizing CECL may have an impact on our allowance for credit losses going forward and resulted in a lack of comparability between 2022 and 2023 quarterly periods. Refer to information below on the provision for credit losses recorded during the three months ended March 31, 2023.
At March 31, 2023, the Company’s allowance for credit losses was $34.2 million, as compared to $28.4 million at December 31, 2022. The $5.8 million increase in the allowance is due to a $5.3 million adjustment recorded in connection with the adoption of CECL and a $0.9 million provision for credit losses recorded during the three months ended March 31, 2023, partially offset by net charge-offs of $0.4 million during the same period.
The Company’s ratio of nonperforming loans to loans held for investment remained consistent at 0.01% at December 31, 2022 and March 31, 2023. Loans designated as substandard remained largely unchanged at $0.4 million at both December 31, 2022 and March 31, 2023. The provision for credit losses recorded during the three months ended March 31, 2023 was primarily related to loan growth. There were no loans with doubtful risk grades at March 31, 2023 or December 31, 2022.

A summary of the allowance for credit losses by loan class is as follows:

	March 31, 2023		December 31, 2022
(dollars in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$26,846	78.56%	$19,216	67.69%
Commercial land and development	224	0.66%	54	0.19%
Commercial construction	1,423	4.16%	645	2.27%
Residential construction	173	0.51%	49	0.17%
Residential	179	0.52%	175	0.62%
Farmland	217	0.64%	644	2.27%
Commercial:
Secured	4,215	12.33%	7,098	25.00%
Unsecured	150	0.44%	116	0.41%
Consumer and other	400	1.17%	347	1.22%
Unallocated	345	1.01%	45	0.16%
Total allowance for credit losses	$34,172	100.00%	$28,389	100.00%
The ratio of allowance for credit losses to loans held for investment, or total loans at period end, was 1.19% at March 31, 2023, as compared to 1.02% at December 31, 2022.

Non-interest Income
Three months ended March 31, 2023, as compared to three months ended December 31, 2022
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change
Service charges on deposit accounts	$117	$97	$20	20.62%
Gain on sale of loans	598	637	(39)	(6.12)%
Loan-related fees	308	407	(99)	(24.32)%
FHLB stock dividends	193	193	—	—%
Earnings on bank-owned life insurance	102	119	(17)	(14.29)%
Other income	53	148	(95)	(64.19)%
Total non-interest income	$1,371	$1,601	$(230)	(14.37)%
Gain on sale of loans. The decrease in gain on sale of loans resulted primarily from a decline in the volume of loans sold. During the three months ended March 31, 2023, loans totaling $12.7 million were sold with an effective yield of 4.72% compared to the three months ended December 31, 2022, when loans totaling $14.5 million were sold with an effective yield of 4.40%.
Loan-related fees. The decrease in loan-related fees resulted primarily from a decline of approximately $0.1 million of fee income earned on SBA 7(a) loans during the three months ended March 31, 2023 compared to the three months ended December 31, 2022.
Other income. The decrease in other income resulted primarily from a $0.1 million gain recorded on a distribution received on an investment in a venture-backed fund during the three months ended December 31, 2022, which did not recur during the three months ended March 31, 2023.
Three months ended March 31, 2023, as compared to three months ended March 31, 2022
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2023	March 31, 2022	$ Change	% Change
Service charges on deposit accounts	$117	$108	$9	8.33%
Net gain on sale of securities	—	5	(5)	(100.00)%
Gain on sale of loans	598	918	(320)	(34.86)%
Loan-related fees	308	596	(288)	(48.32)%
FHLB stock dividends	193	102	91	89.22%
Earnings on bank-owned life insurance	102	90	12	13.33%
Other income	53	345	(292)	(84.64)%
Total non-interest income	$1,371	$2,164	$(793)	(36.65)%
Gain on sale of loans. The decrease in gain on sale of loans related primarily to an overall decline in the effective yields on loans sold during the three months ended March 31, 2023 compared to the three months ended March 31, 2022. During the three months ended March 31, 2023, approximately $12.7 million of loans were sold with an effective yield of 4.72%, as compared to approximately $11.7 million of loans sold with an effective yield of 7.84% during the three months ended March 31, 2022.
Loan-related fees. The decrease in loan-related fees was primarily a result of $0.3 million of swap referral fees recognized during the three months ended March 31, 2022 which did not recur in the three months ended March 31, 2023.

Other income. The decrease in other income resulted primarily from a $0.3 million gain recorded on a distribution received on an investment in a venture-backed fund during the three months ended March 31, 2022 which did not recur during the three months ended March 31, 2023.
Non-interest Expense
Three months ended March 31, 2023, as compared to three months ended December 31, 2022
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change
Salaries and employee benefits	$6,618	$5,698	$920	16.15%
Occupancy and equipment	523	511	12	2.35%
Data processing and software	872	839	33	3.93%
Federal Deposit Insurance Corporation (“FDIC”) insurance	402	245	157	64.08%
Professional services	631	553	78	14.10%
Advertising and promotional	418	568	(150)	(26.41)%
Loan-related expenses	255	358	(103)	(28.77)%
Other operating expenses	1,399	1,945	(546)	(28.07)%
Total non-interest expense	$11,118	$10,717	$401	3.74%
Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of: (i) a $0.6 million increase in salaries, insurance, and benefits as a result of a 1.69% increase in headcount and recognition of employer taxes and 401(k) contributions recorded for bonuses and commissions paid during the three months ended March 31, 2023, as compared to the three months ended December 31, 2022; (ii) a $0.7 million decrease in loan origination costs due to lower loan production; and (iii) a $0.2 million increase in estimated bonus expense based on increased headcount and salaries. These increases were partially offset by $0.6 million of lower commission expenses due to lower loan production during the three months ended March 31, 2023, as compared to the three months ended December 31, 2022.
FDIC insurance. The increase related primarily to a final rule adopted by the FDIC to increase initial base deposit insurance assessment rates for insured depository institutions by two basis points, beginning with the first quarterly assessment period of 2023.
Advertising and promotional. The decrease related primarily to an overall decline in events attended and donations made, as more events were scheduled during the three months ended December 31, 2022 than the three months ended March 31, 2023.
Loan-related expenses. Loan-related expenses decreased primarily as a result of a net overall decrease in loan expenses incurred to support loan production during the three months ended March 31, 2023, as compared to the three months ended December 31, 2022, including decreased expenses for insurance and taxes, environmental reports, and inspections.
Other operating expenses. The decrease in other operating expenses was primarily due to $0.3 million of subordinated debt issuance costs recognized during the three months ended December 31, 2022 in connection with the redemption of subordinated notes in December 2022, combined with a $0.2 million decrease in travel, conference fees, and professional membership fees during the three months ended March 31, 2023, as compared to the three months ended December 31, 2022.

Three months ended March 31, 2023, as compared to three months ended March 31, 2022
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2023	March 31, 2022	$ Change	% Change
Salaries and employee benefits	$6,618	$5,675	$943	16.62%
Occupancy and equipment	523	520	3	0.58%
Data processing and software	872	716	156	21.79%
FDIC insurance	402	165	237	143.64%
Professional services	631	554	77	13.90%
Advertising and promotional	418	344	74	21.51%
Loan-related expenses	255	278	(23)	(8.27)%
Other operating expenses	1,399	1,323	76	5.74%
Total non-interest expense	$11,118	$9,575	$1,543	16.11%
Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of: (i) a $0.7 million increase in salaries, insurance, and benefits as a result of a 7.10% increase in headcount and recognition of employer taxes and 401(k) contributions recorded for bonuses and commissions paid during the three months ended March 31, 2023, as compared to the three months ended March 31, 2022; (ii) a $0.7 million decrease in loan origination costs due to lower loan production; and (iii) a $0.3 million increase in estimated bonus expense based on increased headcount and salaries. These increases were partially offset by $0.7 million of lower commission expenses due to lower loan production during the three months ended March 31, 2023, as compared to the three months ended March 31, 2022.
Data processing and software. Data processing and software increased, primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) increased number of licenses required for new users on our loan origination and documentation system.
FDIC insurance. The increase related primarily to a final rule adopted by the FDIC to increase initial base deposit insurance assessment rates for insured depository institutions by two basis points, beginning with the first quarterly assessment period of 2023. FDIC insurance also increased for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 due to a $539.7 million increase in the assessment base period-over-period.
Provision for Income Taxes
Three months ended March 31, 2023, as compared to three months ended December 31, 2022
Provision for income taxes for the quarter ended March 31, 2023 decreased by $0.2 million, or 2.68%, to $5.3 million, as compared to $5.5 million for the quarter ended December 31, 2022, which was primarily due to the decrease in pre-tax income recognized during the three months ended March 31, 2023.
Three months ended March 31, 2023, as compared to three months ended March 31, 2022
Provision for income taxes increased by $1.6 million, or 45.90%, to $5.3 million for the three months ended March 31, 2023, as compared to $3.7 million for the three months ended March 31, 2022. This increase was primarily due to an increase in pre-tax income for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. Additionally, the provision for income taxes for the three months ended March 31, 2022 included a provision to tax return true-up of approximately $0.3 million relating to the 2021 tax return filed in 2022, which did not recur during the three months ended March 31, 2023.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, April 25, 2023 at 1:00 p.m. ET (10:00 a.m. PT) to discuss its first quarter financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.

About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star Bank has seven branches and one loan production office in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(dollars in thousands, except share and per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Revenue and Expense Data
Interest and fee income	$40,311	$37,402	$22,871
Interest expense	11,163	8,267	988
Net interest income	29,148	29,135	21,883
Provision for credit losses	900	1,250	950
Net interest income after provision	28,248	27,885	20,933
Non-interest income:
Service charges on deposit accounts	117	97	108
Gain on sale of securities	—	—	5
Gain on sale of loans	598	637	918
Loan-related fees	308	407	596
FHLB stock dividends	193	193	102
Earnings on bank-owned life insurance	102	119	90
Other income	53	148	345
Total non-interest income	1,371	1,601	2,164
Non-interest expense:
Salaries and employee benefits	6,618	5,698	5,675
Occupancy and equipment	523	511	520
Data processing and software	872	839	716
FDIC insurance	402	245	165
Professional services	631	553	554
Advertising and promotional	418	568	344
Loan-related expenses	255	358	278
Other operating expenses	1,399	1,945	1,323
Total non-interest expense	11,118	10,717	9,575
Income before provision for income taxes	18,501	18,769	13,522
Provision for income taxes	5,340	5,487	3,660
Net income	$13,161	$13,282	$9,862

Comprehensive Income
Net income	$13,161	$13,282	$9,862
Net unrealized holding loss (gain) on securities available-for-sale during the period	2,140	3,714	(9,438)
Reclassification adjustment for net realized gains included in net income	—	—	(5)
Income tax benefit (expense) related to other comprehensive (income) loss	632	1,098	(2,791)
Other comprehensive income (loss)	1,508	2,616	(6,652)
Total comprehensive income	$14,669	$15,898	$3,210

	Three months ended
(dollars in thousands, except share and per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Share and Per Share Data
Earnings per common share:
Basic	$0.77	$0.77	$0.58
Diluted	$0.77	$0.77	$0.58
Book value per share	$15.10	$14.66	$13.40
Tangible book value per share(1)	$15.10	$14.66	$13.40
Weighted average basic common shares outstanding	17,150,174	17,143,920	17,102,508
Weighted average diluted common shares outstanding	17,194,884	17,179,863	17,164,519
Shares outstanding at end of period	17,258,904	17,241,926	17,246,199

Credit Quality
Allowance for credit losses to period end nonperforming loans	8,167.68%	7,027.38%	1,799.99%
Nonperforming loans to loans held for investment	0.01%	0.01%	0.06%
Nonperforming assets to total assets	0.01%	0.01%	0.05%
Nonperforming loans plus performing problem loan modifications to loans held for investment	0.01%	0.01%	0.06%

Selected Financial Ratios
ROAA	1.65%	1.70%	1.53%
ROAE	20.94%	21.50%	17.07%
Net interest margin	3.75%	3.83%	3.60%
Loan to deposit	98.66%	100.67%	83.52%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Balance Sheet Data
Cash and due from financial institutions	$26,556	$32,561	$66,747
Interest-bearing deposits in banks	321,383	227,430	438,217
Time deposits in banks	9,617	9,849	14,464
Securities - available-for-sale, at fair value	115,140	115,988	134,813
Securities - held-to-maturity, at amortized cost	3,514	3,756	4,486
Loans held for sale	11,315	9,416	10,386
Loans held for investment	2,869,848	2,791,326	2,080,158
Allowance for credit losses - loans	(34,172)	(28,389)	(23,904)
Loans held for investment, net of allowance for credit losses	2,835,676	2,762,937	2,056,254
FHLB stock	10,890	10,890	6,667
Operating leases, right-of-use asset	5,175	3,981	4,718
Premises and equipment, net	1,677	1,605	1,836
Bank-owned life insurance	16,771	14,669	14,343
Interest receivable and other assets	39,594	34,077	25,318
Total assets	$3,397,308	$3,227,159	$2,778,249

Non-interest-bearing deposits	$836,673	$971,246	$941,285
Interest-bearing deposits	2,083,733	1,810,758	1,561,807
Total deposits	2,920,406	2,782,004	2,503,092
Subordinated notes, net	73,640	73,606	28,403
FHLB advances	120,000	100,000	—
Operating lease liability	5,433	4,243	4,987
Interest payable and other liabilities	17,173	14,481	10,706
Total liabilities	3,136,652	2,974,334	2,547,188

Common stock	219,785	219,543	218,721
Retained earnings	52,817	46,736	19,558
Accumulated other comprehensive loss, net	(11,946)	(13,454)	(7,218)
Total shareholders’ equity	260,656	252,825	231,061
Total liabilities and shareholders’ equity	$3,397,308	$3,227,159	$2,778,249

Quarterly Average Balance Data
Average loans held for investment and sale	$2,836,070	$2,703,865	$1,977,509
Average interest-earning assets	3,156,100	3,021,624	2,465,982
Average total assets	3,225,353	3,095,288	2,616,098
Average deposits	2,824,391	2,718,409	2,338,583
Average total equity	254,927	245,019	234,322

Capital Ratios
Total shareholders’ equity to total assets	7.67%	7.83%	8.32%
Tangible shareholders’ equity to tangible assets(1)	7.67%	7.83%	8.32%
Total capital (to risk-weighted assets)	12.61%	12.46%	13.07%
Tier 1 capital (to risk-weighted assets)	9.02%	8.99%	10.70%
Common equity Tier 1 capital (to risk-weighted assets)	9.02%	8.99%	10.70%
Tier 1 leverage ratio	8.54%	8.60%	9.02%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

Pre-tax, pre-provision income (dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Pre-tax income	$18,501	$18,769	$13,522
Add: provision for credit losses	900	1,250	950
Pre-tax, pre-provision income	$19,401	$20,019	$14,472

Media Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com